Exhibit 99.5

PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015

Reconciliation of GAAP to Non-GAAP Net Income Attributable to Photronics, Inc. Shareholders

GAAP net income attributable to Photronics, Inc. shareholders	$5,256	$18,623	$46,200	$44,625

(a) Income tax benefit	(1,834)	-	(4,838)	-

(b) Gain on sales of investments, net of tax	-	-	(8,753)	-

(c) Financing expenses, net of tax	-	-	-	901

Non-GAAP net income attributable to Photronics, Inc. shareholders	$3,422	$18,623	$32,609	$45,526

Reconciliation of GAAP to Non-GAAP Net Income Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	68,906	78,631	76,354	78,383

Non-GAAP	68,906	78,631	76,354	78,383

Net income per diluted share

GAAP	$0.08	$0.25	$0.64	$0.63

Non-GAAP	$0.05	$0.25	$0.47	$0.64

(a)	Represents tax benefit primarily related to the recognition of prior period tax benefits and other tax positions no longer deemed necessary in Taiwan

(b)	Represents gain on sales of investments in a foreign entity

(c)	Represents financing expenses related to the exchange of $57.5 million of 3.25% convertible senior notes